Exhibit 10.5

Amendment 9 to

the MSA Agreement

Between Anthem, Inc. and American Well

This 9 Amendment (“Amendment”) dated and effective as of October 1, 2022 (“Amendment Effective Date”) is by and between Elevance Health, Inc., on behalf of itself and its Affiliates (“Elevance Health”) and American Well (“Supplier”) and amends that certain MSA Agreement between the parties dated June 10, 2010 (the “Master Agreement”).

RECITALS

WHEREAS, Anthem, Inc. changed its name to Elevance Health, Inc. on June 28, 2022; and

WHEREAS, the parties desire to amend the Master Agreement to update the contracting party names.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and undertakings described in this Amendment, the parties, intending to be legally bound, hereby agree to amend the Master Agreement as follows:

1. Exhibit (Medicaid OH Exhibit). Medicaid OH Exhibit, attached hereto, is hereby incorporated into this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that (i) neither American Well nor Amwell Medical Group entities are health plans, and (ii) American Well is not a downstream entity as defined in HIPAA and its applicable regulations. As such, the parties hereto further acknowledge that all provisions contained in the Exhibit may not be applicable to certain services provided by Supplier. Only those provisions applicable to the specific services provided by Supplier shall be deemed to be incorporated into the Agreement. State-specific regulatory requirements may be added/updated from time to time without need for additional amendment. American Well reserves the right, in its sole discretion, to terminate the Ohio Regulatory Exhibit upon thirty (30) days written notice if such changes adversely impact American Well.

2. Identity of Elevance Health, Inc. Elevance Health, Inc. hereby replaces Anthem, Inc. as a party under the Master Agreement. All references to Anthem are hereby replaced with Elevance Health.

3. No Other Modifications. Except as provided herein, the terms and conditions of the Master Agreement shall remain the same, in full force and effect.

IN WITNESS WHEREOF, the parties have caused this 9 Amendment to be duly executed as of the Amendment Effective Date indicated above.

American Well (“Supplier”)	Elevance Health, Inc. (“Elevance Health”)
signature s/o Bradford Gay print name Bradford Gay title SVP, General Counsel	signature s/o Anar Pathak print name Anar Pathak title Director Sourcing

EXHIBIT G

OHIO REGULATORY EXHIBIT

This Ohio Regulatory Exhibit (the “Exhibit”) will supplement the Agreement (the “Agreement”) between Community Insurance Company d/b/a Anthem Blue Cross and Blue Shield (“Anthem”) and Subcontractor (“Subcontractor”) effective upon approval, and will run concurrently with the terms of the Agreement. This Exhibit is limited to the terms and conditions governing the provision of services in the fulfillment of contractual responsibilities to the State of Ohio (“State”) in the provision of health care services. The provisions set forth in this Exhibit shall be deemed to be part of the Program Contract, and are intended to comply with legislative and Regulatory Requirements of the State. To the extent that such laws and regulations are applicable and/or are not otherwise preempted by federal law, the provisions set forth in this Exhibit shall apply. The provisions of this Exhibit apply with respect to individuals who are enrolled in the Ohio Medicaid Program (hereinafter collectively referred to as “Members”).

1.
For purposes of this Exhibit, the following terms shall have the meanings set forth below with respect to services furnished under the Ohio Medicaid Program. Any capitalized terms in this Exhibit not otherwise defined shall have the meaning ascribed in the Program Contract.
(a)
Agency shall mean a federal, state, or local agency, administration, board or other governing body responsible for the governance or administration of a Program. With respect to the operation of the Ohio Medicaid Program, as used herein, Agency also means the Ohio Department of Medicaid (“ODM”).
(b)
Program shall mean any federal or state funded program under Title XVIII, Title XIX or Title XXI of the Social Security Act, and any other federal or state funded program or product as designated by Anthem.
(c)
Program Contract shall mean the contract between Anthem and an applicable party, such as an Agency, which governs the delivery of health care services to Program beneficiaries.
(d)
Regulatory Requirements shall mean any requirements imposed by applicable federal, state, or local laws, rules, regulations, a Program Contract, or otherwise imposed by the Agency, acting within its jurisdiction in connection with the operation of the

Program or the performance required by either party under this Exhibit.
(e)
Subcontractor shall mean as defined in OAC rule 5160-26-01, any party that has entered into a subcontract to perform a specific part of the obligations specified under the Program Contract.
2.
Compliance with Regulatory Requirements and the Program Contract.
(a)
Subcontractor, including its employees and any subcontractors, shall comply with state and federal program requirements, rules, and regulations (e.g., Code of Federal Regulations, Ohio Revised Code, Ohio Administrative Code,) and the Program Contract. Subcontractor, employees, and any subcontractors shall comply with changes and modifications to state and federal program requirements, regulations, rules without the necessity of a written amendment.
(b)
Subcontractor shall fully assist and cooperate with Anthem in the fulfilling of Anthem’s obligations under the Program Contract.
(c)
Subcontractor, its employees and if applicable contracted providers are subject to the applicable provider qualifications in OAR rule 5160.26-05.
(d)
Outside United States/Offshoring. Anthem and Subcontractor must comply with Executive Order 2019-12D. A copy of Executive Order 2019-12D can be found at:

https://governor.ohio.gov/wps/portal/gov/governor/media/executive-orders/2019-12d.

This Executive Order prohibits the use of public funds to purchase services provided outside of the United States except under certain circumstances. Such services include the use of offshore programming or call centers. Additionally, Anthem and the Subcontractor shall not transfer personal health information to any location outside the United States or its territories.

3.
Smoke Free/Drug Free Workplace. Subcontractor shall ensure that the Subcontractor, its officers, employees, members, any subcontractors, and any independent contractors (including all field staff) associated with this Agreement comply with all Regulatory Requirements regarding a smoke-free and drug-free workplace. Subcontractor will make a good faith effort to ensure that all Subcontractor officers, employees, members, and subcontractors will not purchase, transfer, use, or possess illegal drugs or alcohol, or abuse prescribed drugs in any way while performing their duties under the Program Contract.

4.
Fraud, Waste and Abuse. Subcontractor must abide by Anthem’s written policies regarding false claims and the detection and prevention of fraud, waste and abuse.
5.
Screening and Disclosure. Subcontractor shall adhere to all screening and disclosure requirements as required in Regulatory Requirements and the Program Contract.
6.
Exclusion of Providers. If Subcontractors is providing services that result in the selection or contracting of providers, Anthem retains the right to approve, suspend or terminate any such selection.
7.
Non-Discrimination. When providing services under the Program Contract, Subcontractor shall not discriminate in the performance or employment of an individual who is qualified and available to perform the services under the Program Contract or discriminate against, intimidate, or retaliate against any employee hired for the performance of services under the Program Contract on the basis of race, color, religion, gender, gender identity, sexual orientation, age, disability, national origin, veteran status, military status, health status, genetic information, or ancestry. For purposes of this article, "members" does not include individuals whose sole connection with Anthem or the Subcontractor is the receipt of services through a health care program offered by the Anthem or the Subcontractor. Subcontractor, its officers, employees, members, and subcontractors hereby affirm current and ongoing compliance with all federal civil rights laws, including(i) Title VII of the Civil Rights Act of 1964 (Pub. L. 88-352); (ii) Title VI of the Civil Rights Act of 1964 (42 USC 2000d, et seq.); (iii) the Americans with Disabilities Act of 1990 (42 USC 12101, et seq.) and Section 504 of the Rehabilitation Act of 1973; and (iv) the Age Discrimination Act of 1975 (42 USC 6101, et seq.).
(a)
Subcontractor shall not participate in, condone, or tolerate any form of sexual harassment against any employee, subcontractor, or other person or entity with which it is associated in performance of this Agreement that is considered a form of sex discrimination prohibited by Title VII of the Civil Rights Act of 1964, ORC section 4112.02, OAC 123:1-49, the Anti-Discrimination Policy in State Government Executive Order 2019-05D, or Agency policy.
(b)
In addition to requirements imposed upon subcontractors in accordance with OAC Chapter 5160-26, Anthem and Subcontractor must hold all subcontractors and persons acting on behalf of Anthem in the performance of services under the Program Contract responsible for adhering to the requirements of the above paragraphs. Anthem and Subcontractor must include these above requirements in all contracts and agreements that result from the Program Contract.
8.
Record Keeping and Audits. Pursuant to ORC Chapter 117, Subcontractor acknowledges that these records, including those of any subcontractors and other delegated entities, may be a part of any audit conducted by Ohio Auditor of State. Subcontractor must allow ODM, CMS, the U.S. Department of Health and Human Services Office of Inspector General, the Comptroller General, the Ohio Auditor of State, the Ohio Inspector General, or any of designees of any of the foregoing to inspect and audit, at any time, any records books, contracts or documents of the Subcontractor or its subcontractors, and/or to inspect the premises, physical facilities, computer or other electronic systems and equipment related to Members or where Medicaid-related activities or work is conducted. The right to audit under this article shall survive the termination of the Agreement and remain in effect for ten (10) years from the termination or expiration of the Agreement or from the date of completion of any audit, whichever is later.
9.
ODM Requirements
(a)
Anthem must notify ODM of a Subcontractor Agreement at least thirty (30) calendar days prior to execution and respond to ODM questions and modify the Agreement per ODM feedback.
(b)
Anthem must notify ODM of changes to or termination of Subcontractor Agreement no less than fifteen (15) calendar days prior to the effective date.
(c)
Subcontractor shall communicate and meet with ODM at ODM’s request. If ODM requests a meeting with Subcontractor, Subcontractor may meet with ODM without approval by Anthem.
(d)
Anthem and the Subcontractor shall cooperate fully in any investigation or prosecution by any state or federal authority, whether administrative, civil, or criminal at no charge to the requestor. This includes but is not limited to (i) actively participating in meetings (ii) providing requested information and access to requested records; (iii) providing access to interview employees, subcontractors, and consultants; and (iv) providing qualified individuals to testify at or be a witness at any hearings, trials, or other judicial or administrative proceedings.
(e)
All provisions of the Agreement in regards to services rendered under the Program Contract must be consistent with the provisions of the Program Contract. If an applicable provision within the Agreement contradicts or is incompatible with an applicable provision of the Program Contract it is rendered null and void, unenforceable and without effect. Without limitation, ODM has the right and authority to designate part or the whole of the Agreement incompatible with either the Program Contract, the Ohio Medicaid state plan, federal authorities or Regulatory Requirements as unacceptable to ODM for any other reason, without limitation. If ODM determines that a part or the whole of the Agreement is unacceptable or incompatible as stated above, Anthem must amend the Agreement to ODM's satisfaction or seek a new Agreement.
(f)
In the event that Subcontractor is determined by ODM or Anthem to not be fulfilling their obligations satisfactorily or if ODM or Anthem determine that the Agreement is not in the best interest of Members, ODM or Anthem has the right to revoke the Agreement or use other such remedies as applicable, to maintain continuity of administrative functions.
(g)
Upon ODM's request, the Anthem must disclose to ODM all financial terms and arrangements for payment of any kind that apply between Anthem, the Subcontractor, and/or any provider of a Medicaid service, except where Regulatory Requirements restricts disclosing the terms and arrangements.
10.
Member Rights and Services.
(a)
In accordance with 42 CFR 438.206(c)(3), Subcontractor and if applicable their contracted providers shall provide physical access, reasonable accommodations, and accessible equipment for members with physical or mental disabilities.
(b)
When providing services to Members, Subcontractor and if applicable, their contracted providers shall adhere to all Regulatory Requirements regarding Member rights.
(c)
If Subcontractor has direct contact with a Medicaid-eligible member, Subcontract must meet the member information requirements as stated in Program Contract. As applicable, Subcontractor must also provide the following at no cost to the Member or Agency (i) sign language services (ii) oral interpretation; and (iii) auxiliary aids and services.
(d)
Hold Harmless. Members and ODM are not liable for any cost, payment, co-payment, cost-sharing, down payment, or similar charge, refundable or otherwise for services performed, including in the event that Subcontractor or Anthem cannot or will not pay for the services. This provision does not prohibit waiver entities from collecting patient liability payments from Members as specified in OAC rule 5160:1-6-07.1. In addition, pursuant to OAC rule 5160-26-05, if permitted Subcontractor or if applicable, its contracted providers shall not bill Members any amount greater than would be owed if the entity provided the services directly (i.e., no balance billing).

11.
Reporting. Subcontractor must release to the Anthem and if applicable ODM any information necessary for Anthem to perform any of its obligations under the Program Contract, including compliance with reporting and quality assurance requirements.
12.
Insurance. Until all obligations under this Agreement or any order are satisfied, and without limiting Subcontractor’s indemnification obligations, Subcontractor shall provide and maintain the insurance policies set forth below. All commercial insurance required shall be provided by insurers with a rating of not less than A-VII from AM Best or a comparable rating agency. Coverage shall be at least as broad as:
(a)
Commercial General Liability (CGL). Written on an "occurrence" basis with no premises restrictions, including products and completed operations, property damage, bodily injury and personal & advertising injury with limits no less than $5,000,000 per occurrence, $10,000,000 aggregate. If a general aggregate limit applies, either the general aggregate limit must apply separately to this Agreement or the general aggregate limit must be twice the required occurrence limit. Defense costs shall be outside the policy limits.
(b)
Automobile Liability Insurance. Covering, Code 1 (any auto), or if Subcontractor has no owned autos, Code 8 (hired) and 9 (non-owned), with a limit no less than $1,000,000 per accident for bodily injury and property damage.
(c)
Workers' Compensation Insurance. As required by the State or the state in which the work will be performed, with statutory limits, and employer's liability insurance with a limit of no less than $1,000,000 per accident for bodily injury or disease. If Subcontractor is a sole proprietor, partnership or has no statutory requirement for workers’ compensation, Subcontractor must provide a letter stating that it is exempt and agreeing to hold the State harmless from loss or liability for such.
(d)
Professional Liability (Errors and Omissions, Malpractice) Insurance. Covering all staff with a minimum limit of $1,000,000 per incident and a minimum aggregate of $3,000,000. If the Subcontractor's policy is written on a "claims made" basis, the Subcontractor's must provide Anthem with proof of continuous coverage at the time the policy is renewed. If for any reason the policy expires, or coverage is terminated, Subcontractor's must purchase and maintain "tail" coverage through the applicable statute of limitations.
(e)
Cyber Liability (first and third party). With limits not less than $5,000,000 per claim, $10,000,000 aggregate, must be sufficiently broad to respond to the duties and obligations as is undertaken by the Subcontractor for the services provided under the Program Contract and must include but not be limited to claims involving infringement of intellectual property, including but not limited to infringement of copyright, trademark, trade dress, invasion of privacy violations, information theft, damage to or destruction of electronic information, release of private information, alteration of electronic information, extortion, and network security. The coverage must provide for breach response costs, as well as regulatory fines and penalties and credit monitoring expenses, with limits sufficient to respond to these obligations.
(f)
The insurance obligations under Program Contract shall be the minimum insurance coverage requirements and/or limits shown in this Program Contract. Any insurance proceeds in excess of or broader than the minimum required coverage and/or minimum required limits, which are applicable to a given loss, shall be available to the State. No representation is made that the minimum insurance requirements of Program Contract are sufficient to cover the obligations of the Subcontractor under the Agreement.
(g)
The insurance policies are to contain, or be endorsed to contain, the following provisions:
i.
Additional Insured Status. Except for workers’ compensation and professional liability insurance, the State, its officers, officials, and employees are to be covered as additional insured with respect to liability arising out of work or operations performed by or on behalf of the Subcontractor including materials, parts, or equipment furnished in connection with such work or operations. Coverage can be provided in the form of an endorsement to the Subcontractor's insurance.
ii.
Primary Coverage. For any claims related to the Program Contract, the Subcontractor’s insurance coverage shall be primary insurance. Any insurance or self-insurance maintained by the State, its officers, officials, and employees shall be excess of the Subcontractor's insurance and shall not contribute to it.
iii.
Umbrella or Excess Insurance Policies. Umbrella or excess commercial liability policies may be used in combination with primary policies to satisfy the limit requirements above. Such umbrella or excess commercial liability policies shall apply without any gaps in the limits of coverage, be at least as broad as and follow the form of the underlying primary coverage required above.
iv.
Notice of Cancellation. Subcontractor shall provide Anthem within thirty (30) days’ written notice of cancellation or material change to any insurance policy required above, except for non-payment cancellation. Material change shall be defined as any change to the insurance limits, terms, or conditions that would limit or alter the State’s available recovery under any of the policies required above. A lapse in any required insurance coverage during this Agreement shall be a breach of this Agreement.

v.
Waiver of Subrogation. Subcontractor hereby grants to the State a waiver of any right to subrogation, which any insurer of said Subcontractor may acquire against the State by virtue of the payment of any loss under such insurance. Subcontractor agrees to obtain any endorsement that may be necessary to affect this waiver of subrogation, but this provision applies regardless of whether or not the State has received a waiver of subrogation endorsement from the insurer.
vi.
Deductibles and Self-Insured Retentions. Deductibles and self-insured retentions must be declared to and approved by Anthem and the Agency. Agency may require the Subcontractor to provide proof of ability to pay losses and related investigations, claims administration and defense expenses within the retention. The policy language shall provide, or be endorsed to provide, that the deductible or self-insured retention may be satisfied by either the named insured or the State.
vii.
Claims Made Policies. If any of the required policies provide coverage on a claims-made basis:
1.
The retroactive date must be shown and must be before the date of the Agreement or the beginning of work defined in the Agreement.
2.
Insurance must be maintained and evidence of insurance must be provided for at least five (5) years after completion of the work defined in the Agreement.
3.
If coverage is canceled or non-renewed, and not replaced with another claims-made policy form with a retroactive date prior to the Agreement effective date, the Subcontractor must purchase "extended reporting'' coverage for a minimum of five (5) years after completion of work defined in the Agreement. The discovery period must be active during the extended reporting period.
viii.
Verification of Coverage. Subcontractor shall furnish Anthem and the Agency with original certificates and amendatory endorsements or copies of the applicable policy language effecting coverage required by this clause. All certificates and endorsements are to be received and approved by Anthem and/or the Agency before work commences. However, failure to obtain the required documents prior to the work beginning shall not waive the Subcontractor's obligation to provide them. The Agency reserves the right to require complete, certified copies of all required insurance policies, including endorsements required by these specifications, at any time.
ix.
Subcontractor. As stated in the Program Contract, Anthem is required to verify that all subcontractors maintain insurance meeting all the requirements stated herein, and ensure that the State is an additional insured on insurance required from subcontractors.
13.
General Confidentiality Requirements. Subcontractor shall treat all information, including medical records and any other health and enrollment information that identifies a particular Member or that is obtained or viewed by Subcontractor or through its employees as confidential information, consistent with the confidentiality requirements of 45 CFR parts 160 and 164. Subcontractor will comply with all confidential information requirements in the Program Contract. Subcontractor shall not use any information so obtained in any manner, except as may be necessary for the proper discharge of its obligations. Subcontractor who has a reasonable need to know such information for purposes of performing its duties under this Agreement shall use personal or patient information, provided that Subcontractor has first signed an appropriate non-disclosure agreement that has been approved and maintained by Anthem.
14.
Indemnity. Without limiting Anthem rights under the Indemnification provision within the Agreement, Subcontractor will indemnify the State for any and all claims, damages, law suits, costs, judgments, expenses, and any other liabilities resulting from bodily injury to any person (including injury resulting in death) or damage to property that may arise out of or are related to Subcontractor's performance under the Program Contract, providing such bodily injury or property damage is due to the negligence of the Subcontractor, its employees, agents, or subcontractors.
15.
Delegated Services. In the event that any services under the Program Contract are delegated, Anthem must;

13.1 Specific Confidentiality Requirements.

(a) Subcontractor agrees that it shall not use any information, systems, or records made available to it for any purpose other than to fulfill the obligations specified herein. Subcontractor specifically agrees to comply with state and federal confidentiality and information disclosure laws, rules, and regulations applicable to programs under which the Program Contract exists, including, but not limited to:

i. United States Code, 42 USC 1320d through 1320d-8 (HIPAA);

ii. Code of Federal Regulations, 42 CFR 431.300, 431.302, 431.305, 431.306, 435.945, 45 CFR 164.502(e), 164.504(e), and 162.100;

iii. Ohio Revised Code, ORC 173.20, 173.22, 2305.24, 2305.251, 3701.243, 3701.028, 4123.27, 5101.26, 5101.27, 5160.39, 5168.13, and 5165.88; and

iv. Corresponding Ohio Administrative Code rules.

(b) Subcontractor shall implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the paper and/or electronic protected personal data and health information that it creates, receives, maintains, or transmits on behalf of ODM against use or disclosure not provided for by the Program Contract.

(c) Subcontractor agrees that access to the records and data provided by ODM or Anthem will be restricted to only those authorized employees, officials, subcontractors, and other persons who need it to perform duties related to the Program Contract. Upon request, Subcontractor agrees to provide Anthem or ODM with a complete listing of any and all such persons who shall have access to the above referenced records and/or data as needed.

(d) Subcontractor agrees that the above records and/or data and any records, reports, databases, and/or other derivative documents created from the information provided under the Program Contract shall be stored in an area that is physically safe from access from unauthorized persons during duty and non-duty hours. Information provided under the Program Contract shall be protected electronically to prevent unauthorized access by computer, remote access, or any other means. Subcontractor expressly agrees that no records will be accessed, tested, maintained, backed up or stored outside of the United States.

(e) Subcontractor shall not disclose any of the above referenced information to any third party not involved in specific written authorization of the Director of ODM.

(a)
Monitor Subcontractor’s performance on an ongoing basis and conduct a formal review at least annually to identify any deficiencies or areas for improvement;
(b)
Communicate the results of the performance review to the Subcontractor and impose corrective action on the Subcontractor as necessary;
(c)
Notify ODM and submit a corrective action plan to ODM if at any time the Subcontractor is found to be in noncompliance with Anthem's delegated contractual obligations;

(d)
Report the results of the annual performance review and any corrective action plan to ODM; and
(e)
Ensure there is no disruption in meeting the Anthem’s contractual obligations to ODM, if Subcontractor or Anthems terminates the Agreement.